OPTION TO PURCHASE

For and in consideration of the sum of Ten Dollars and other good and valuable consideration paid by Red Trail Energy, LLC, of 3754 Highway18, Richardton, ND 58652, hereinafter referred to as “Optionee” (whether one or more), to the North Dakota Development Fund and Stark County, hereinafter referred to as “Owner” {whether one or more), and for and in consideration of the terms and conditions herein contained, Owner does hereby give, grant and convey unto the Optionee the option to purchase up to 200,000 units at any time within one year from date of this Option,

The terms and conditions of this Option to Purchase are as follows:

1. PURCHASE PRICE: The purchase price for the heretofore described, property shall be the sum of One Dollar ($1.00) per unit plus a dividend equal to 81/4% interest from the date of the investment to date of closing on the transfer of the units to Red Trail Energy, LLC.

2. CONDITIONS OF OPTION: Optionee shall have the right to repurchase those units solely for the purpose of funding its bonus plan for management. This option can only he exercised for that purpose. If this option is exercised, Owner will sell units on a pro rata basis based upon their respective ownership interests. The Option can be exercised at any time during the next year and the total of shares available to Optionee shall not exceed 200,000 units.

3. UNITS: Upon payment of the: purchase price, the Owner shall execute and deliver unto the Optionee a transfer document assigning the units to Optionee, free and clear of all liens and encumbrances,: excepting such liens and encumbrances as created by Optionee.

4. EXERCISE OF OPTION: This Option may be exercised by the Optionee notifying Owner in writing of its intent to exercise the Option to Purchase, specifying the number of units it wishes to purchase and certifying to Owner that the units are being purchased to fund Optionee’s employee bonus plan.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, this 11th day of December, 2006.

OWNER:

NORTH DAKOTA DEVELOPMENT FUND,

An agency of the state of North Dakota

BY /s/ Dean Reese

Dean Reese

Its: CEO

STARK COUNTY on behalf of the Community

Development Block Grant Program
BY /s/ George Nodland

George Nodland
Its: Chairman
OPTIONEE:
RED TRAIL ENERGY, LLC
BY /s/ Ambrose R. Hoff

Its: Chairman
STATE OF NORTH DAKOTA )
) ss.
COUNTY OF BURLEIGH )

On this 12th day of December, 2006, before me personally appeared Dean Reese, known to me to be the CEO of the North Dakota Development Fund, who acknowledge to me that he executed the foregoing instrument on behalf of said governmental entity.

/s/ Scot G. Long

Notary Public
(Seal)		State of North Dakota
My commission expires: 12/7/07
STATE OF NORTH DAKOTA	)
) ss.
COUNTY OF STARK	)

On this 11 day of December, 2006, before me personally appeared George Nodland, known to me to be the Chairman of Stark County on behalf of the Community Development Block Grant Program, who acknowledge to me that he executed the foregoing instrument on behalf of said organization.

/s/ Julie Fritz

Notary Public
(Seal)		State of North Dakota
My commission expires: 10-12-2012
STATE OF NORTH DAKOTA	)
) ss.
COUNTY OF STARK	)

On this 18 day of December, 2006, before me personally appeared Ambrose Hoff, known to me to be the Chairman of Red Trail Energy, LLC, who acknowledge to me that he executed the foregoing instrument on behalf of said company.

/s/ De Ell Hoff

Notary Public
(Seal)	State of North Dakota
My commission expires: 10-21-2011